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                                                                    Exhibit 10.1

                                   WAIVER AND
                                 AMENDMENT NO. 8
                                       TO
                                CREDIT AGREEMENT

     This WAIVER AND AMENDMENT NO. 8 TO CREDIT AGREEMENT (this "Agreement and Amendment"), made as of September 11, 2003, among OGLEBAY NORTON COMPANY ("Borrower"), the Banks (as defined in the Credit Agreement (as hereinafter defined) (the "Banks")), and KEYBANK NATIONAL ASSOCIATION, as administrative agent for the Banks ("Agent"),

                                  WITNESSETH :

     WHEREAS, Borrower, the Banks, Agent, Bank One, Michigan (now known as Bank One, NA), as Syndication Agent and The Bank of Nova Scotia, as Documentation Agent have entered into that certain Credit Agreement, dated as of May 15, 1998, as amended and restated as of April 3, 2000, and as subsequently amended by that certain Amendment No. 1 to Credit Agreement and Waiver, dated as of June 30, 2001, Amendment No. 2 to Credit Agreement and Waiver, dated as of November 9, 2001, Amendment No. 3 to Credit Agreement, dated as of December 24, 2001, Amendment No. 4 to Credit Agreement, dated as of October 23, 2002, Amendment No. 5 to Credit Agreement, dated as of January 8, 2003, Waiver Letter and Amendment No. 6 to Credit Agreement, dated as of March 31, 2003 and Waiver Letter and Amendment No. 7 to Credit Agreement, dated as of June 13, 2003 (as so amended from time to time, the "Credit Agreement"), pursuant to which the Banks have made certain loans and other financial accommodations available to Borrower;

     WHEREAS, Borrower has advised the Agent that certain Events of Default have occurred under the Credit Agreement, as further described on Exhibit A attached hereto (the "Designated Events of Default");

     WHEREAS, as a condition to any further waiver of the Designated Events of Default, Borrower has agreed, subject to the terms and conditions of this Agreement and Amendment and the Loan Documents, as amended hereby, and in enforcement of the rights of the Agent on behalf of the Banks under the Credit Agreement, to sell certain assets and to remit a portion of the proceeds of such asset sales to the Banks as a partial realization on collateral securing the Credit Agreement to reduce the outstandings and the Commitments under the Credit Agreement;

     WHEREAS, subject to the terms and conditions hereof, the Banks and the Agent are willing to waive the Designated Events of Default; and

     WHEREAS, the parties also desire to amend certain provisions of the Credit Agreement as set forth herein and the Banks which are signatories hereto constitute the "Majority Banks" required to so amend the Credit Agreement pursuant to Section 10.3 thereof;

     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower and the Banks hereby agree as follows:

1.   DEFINED TERMS.

     Each defined term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Credit Agreement, as amended hereby.

2.   SCHEDULES 2 AND 3 TO CREDIT AGREEMENT; UPDATED DISCLOSURE SCHEDULES.

     Schedules 2 and 3 to the Credit Agreement are amended by deleting the existing Schedules 2 and 3 and replacing such schedules with Schedule 2 and
Schedule 3 as attached hereto and such revised Schedules 2 and 3 shall be incorporated into the Credit Agreement as if fully written therein. In addition, the following Schedules to the Credit Agreement, Schedules 6.1, 6.4, 6.5, 6.6,
6.17 and 6.19, are amended by deleting the existing Schedules 6.1, 6.4, 6.5, 6.6, 6.17 and 6.19, and replacing such schedules with new Schedules 6.1, 6.4, 6.5, 6.6, 6.17 and 6.19, attached hereto as Annex I, and such revised Schedules 6.1, 6.4, 6.5, 6.6. 6.17 and 6.19 shall be incorporated into the Credit Agreement as if fully written therein.

3.   AMENDMENT TO THE CREDIT AGREEMENT.

     3.1 Amendment to Article I. Article I, Definitions, is amended by: (i) adding thereto the new definitions "Adjusted Total Availability Amount," "Amendment No. 8," "Amendment No. 8 Closing Date," "Amendment No. 8 Fee," "Dominion of Funds Agreement," "Michigan MLO Leasehold Proceeds Mortgage," "Permitted Asset Dispositions," "Reserve Amount," "Special Availability Amount," "Special Revolving Credit Exposure," "Special Revolving Loans," "Standard Revolving Loans," and "Total Availability Amount" to be inserted into Article I in appropriate alphabetical order and (ii) amending the definitions of "Applicable Commitment Fee Rate," "Applicable Margin," "Change of Control," "Consolidated Pro-Forma EBITDA," "Default Rate," and "Total Commitment Amount" to read as follows:

          "Adjusted Total Availability Amount" shall mean, at any time from and after the date on which the Special Availability Conditions have been satisfied, an amount equal to the Total Availability Amount then in effect minus $20,000,000 plus the Special Availability Reserve Amount then in effect.

          "Amendment No. 8" shall mean that certain Waiver and Amendment No. 8 to Credit Agreement, dated as of September 11, 2003.

          "Amendment No. 8 Agent Fee Letter" shall mean that certain Fee Letter between Agent and Borrower, dated as of the date of Amendment No. 8.

          "Amendment No. 8 Closing Date" shall mean date on which the "Effective Date" (as such term is defined in Section 5 of Amendment No. 8) occurs.

          "Amendment No. 8 Fee" shall have the meaning set forth in Section 2.5 hereof.

                      Amendment No. 8 to Credit Agreement

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          "Applicable Commitment Fee Rate" shall mean one hundred (100) basis points. Nothing in this definition modifies or waives, in any respect, the rights of the Banks to charge the Default Rate in lieu of the rate specified above, or the rights and remedies of Agent and the Banks pursuant to Articles VII and VIII hereof.

          "Applicable Margin" shall mean (a) with respect to Standard Revolving Loans, (i) six hundred (600) basis points for LIBOR Loans, and (ii) four hundred (400) basis points for Prime Rate Loans, and (b) with respect to Special Revolving Loans, (i) nine hundred (900) basis points for LIBOR Loans, and (ii) seven hundred (700) basis points for Prime Rate Loans. Nothing in this definition modifies or waives, in any respect, the rights of the Banks to charge the Default Rate in lieu of the rate specified above, or the rights and remedies of Agent and the Banks pursuant to Articles VII and VIII hereof.

          "Change of Control" shall mean the occurrence of any one of any the following events: (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (as the terms beneficial ownership, person, and group are used for purposes of or are within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as then in effect), shares representing more than fifty-percent (50%) of the aggregate Voting Power (whether exclusive or non-exclusive) represented by the issued and outstanding capital stock of Borrower; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (i) nominated by the board of directors of Borrower nor (ii) appointed by directors so nominated; (c) the Board of Directors or stockholders of Borrower shall approve (i) any consolidation or merger of the Borrower where the stockholders of Borrower, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate 50% or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (ii) any asset sale of all or substantially all of the assets of the Borrower or any division thereof (provided, however, that the consummation of any or all of the Permitted Asset Dispositions shall not be deemed to be a sale of a division of the Borrower), and (iii) any plan or proposal for the liquidation or dissolution of the Borrower; or (d) the 2002 Senior Secured Fund Notes (or any of them) or any other Indebtedness under the 2002 Senior Secured Fund Notes shall cease to constitute, or the Borrower and its Subsidiaries (or any of them) shall challenge in writing or otherwise that, the 2002 Senior Secured Fund Notes (or any of them) or any other Indebtedness under the 2002 Senior Secured Fund Notes constitute "Senior Indebtedness" and "Designated Senior Indebtedness" in each case as such term is defined in the Indenture.

          "Consolidated Pro-Forma EBITDA" shall mean the sum of (a) Consolidated EBITDA, plus (b)(i) without duplication, the EBITDA of Companies acquired by Borrower and its Subsidiaries during the most recently completed four
     (4) fiscal quarters to the extent that such EBITDA of Companies acquired is confirmed by audited financial or other information satisfactory to Agent, minus (ii) EBITDA of Companies (including without limitation EBITDA of those Companies that comprise the businesses described on Schedule 5.12(e)) disposed of by Borrower and its Subsidiaries during the most

                      Amendment No. 8 to Credit Agreement
     recently completed four (4) fiscal quarters, plus (c) the amount by which professional fees incurred by the Borrower through Amendment No. 8 Closing Date exceeded Borrower's budget set forth in Schedule 1A, plus (d) the amount of professional fees and expenses incurred by the Borrower after the Amendment No. 8 Closing Date for professionals listed on Schedule 1B.

          "Default Rate" shall mean, at any time, a rate per annum equal to two hundred (200) basis points in excess of the rate of interest that would otherwise be applicable under this Agreement at such time.

          "Dominion of Funds Agreement" shall mean the Dominion of Funds Agreement, in the form of the attached Exhibit K, dated as of the Amendment No. 8 Closing Date, among the Agent, on behalf of the Banks, the Loan Agreement Agent, on behalf of the Loan Agreement Banks, and the Collateral Agent, as the same may from time to time by amended, restated or otherwise modified or replaced.

          "Michigan MLO Leasehold Proceeds Mortgage" shall have the meaning set forth in Section 5.35 hereof.

          "Net Proceeds" shall mean

          (a) the cash proceeds (including cash proceeds subsequently received in respect of non-cash consideration initially received) from any sale, transfer or other disposition of assets of Borrower or any of its Subsidiaries to a Person, including without limitation, cash payments in respect of inventory sales, payments in respect of other dispositions of Collateral (other than the sale of inventory in the ordinary course of business to the extent giving rise to accounts receivable) and real property of Borrower and each Subsidiary, in each case net of (x) selling expenses, including without limitation any reasonable broker's fees or commissions, costs of discontinuing operations associated with such assets and sales, transfer and similar taxes and (y) the repayment of any Indebtedness secured by a purchase money Lien on such assets that is permitted under this Agreement;

          (b) the cash proceeds from the issuance and/or sale of equity or debt securities of Borrower or any Subsidiaries thereof by any means, whether pursuant to any public offering, Rule 144A offering, private placement with one or more institutional investors or otherwise, net of transaction costs (including customary fees, costs and expenses including, without limitation, underwriters' or placement agents' discounts and commissions and transfer and similar taxes) (excluding any (i) proceeds from the issuance or sale of equity or debt securities in connection with a Permitted Acquisition and (ii) proceeds from the issuance of any equity or debt securities pursuant to compensation plans for employees, executive officers or directors of Borrower and the Subsidiaries thereof), and

          (c) the cash proceeds from any Material Recovery Event.

          "Permitted Asset Dispositions" shall have the meaning set forth in
     Section 5.12(e) hereof.

          "Reserve Amount" shall mean, at any time, an amount equal to (a) $3,500,000, plus (b) during the period commencing on January 1, 2004, and continuing until the first

                      Amendment No. 8 to Credit Agreement
     date thereafter as of which (i) the Banks and the Loan Agreement Banks have received at least $115,000,000 in aggregate Net Proceeds from Permitted Asset Dispositions occurring after the Amendment No. 8 Closing Date, and such Net Proceeds have been applied to the Debt and the Indebtedness under the Loan Agreement, as contemplated by the Intercreditor Agreement and the Dominion of Funds Agreement, and (ii) no Unmatured Event of Default or Event of Default exists, an amount equal to $2,800,000, plus (c) to the extent that less than $100,000,000 in aggregate Net Proceeds from Permitted Asset Dispositions occurring after the Amendment No. 8 Closing Date has been received by January 1, 2004, an amount equal to $5,000,000, which amount shall be eliminated as a component of the Reserve Amount only upon receipt by the Banks and the Loan Agreement Banks by February 25, 2004, of at least $100,000,000 in aggregate Net Proceeds from Permitted Asset Dispositions occurring after the Amendment No. 8 Closing Date for application to the Debt and the Indebtedness under the Loan Agreement, as contemplated by the Intercreditor Agreement and the Dominion of Funds Agreement, plus (d) the Special Availability Reserve Amount then in effect, plus (e) from and after the first date on which the Total Commitment Amount hereunder has been reduced due solely to the application of Net Proceeds from Permitted Asset Dispositions occurring after the Amendment No. 8 Effective Date to $75,000,000 in accordance with Section 2.7(b)(II) hereof, and continuing at all times thereafter, an amount equal to the aggregate amount of Net Proceeds from Permitted Asset Dispositions that are thereafter applied to Revolving Loans but not applied to reduce the Revolving Loan Commitment or Total Commitment Amount hereunder, and (f) an additional amount equal to (i) during the period commencing October 31, 2003 and continuing through November 29, 2003, $3,000,000, (ii) during the period commencing November 30, 2003 and continuing through December 30, 2003, $8,750,000, (iii) during the period commencing December 31, 2003 and continuing through January 14, 2004, $10,000,000, and (iv) at all other times, $0.

          "Special Availability Conditions" shall mean each of the following conditions: (a) receipt by the Banks and the Loan Agreement Banks of at least $100,000,000 in aggregate Net Proceeds from Permitted Asset Dispositions occurring after the Amendment No. 8 Closing Date for application to the Debt and the Indebtedness under the Loan Agreement, as contemplated by the Intercreditor Agreement and the Dominion of Funds Agreement, and (ii) no Unmatured Event of Default or Event of Default having occurred or being in existence.

          "Special Availability Reserve Amount" shall mean an amount equal to the lesser of (i) the aggregate amount of Net Proceeds from Permitted Asset Dispositions occurring after the Amendment No. 8 Closing Date that have been applied to the Revolving Loans pursuant to Section 2.7 hereof, and
     (ii) $20,000,000, provided, however, that from and after the date on which all of the Special Availability Conditions have been satisfied, and continuing throughout the remainder of the Commitment Period, such amount shall be reduced by (i) $20,000,000 during the period from May 1 through August 15 of each year during such period, and (ii) $12,000,000 at all other times during such period.

          "Special Revolving Credit Exposure" shall mean (a) at all times prior to the satisfaction of all of the Special Availability Conditions, an amount equal to Zero Dollars

                      Amendment No. 8 to Credit Agreement

     ($0), and (b) at all times thereafter, the amount (if any) by which Revolving Credit Exposure at such time exceeds the Adjusted Total Availability Amount at such time.

          "Special Revolving Loans" means, at any time, that portion of the Revolving Loans equal to the Special Revolving Credit Exposure at such time.

          "Standard Revolving Loans" means, at any time, that portion of the Revolving Loans that does not constitute Special Revolving Loans.

          "Total Availability Amount" shall mean, at any time, the Total Commitment Amount then in effect minus the Reserve Amount.

          "Total Commitment Amount" shall mean, at any time, the principal amount of One Hundred Forty-Seven Million Dollars ($147,000,000) (or such lesser amount as shall be determined pursuant to this Agreement).

     3.2  Amendment to Section 2.1A.

     (a) The first sentence of Section 2.1A is amended in its entirety to read as follows:

          Subject to the terms and conditions of this Agreement, during the Commitment Period, the Banks shall make a Revolving Loan or Revolving Loans to Borrower in such amount or amounts as Borrower may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Total Availability Amount, when such proposed
     Revolving Loans are combined with the Revolving Credit Exposure. . . .

     (b) The second and third paragraphs of Section 2.1A are amended in their entirety to read as follows:

          Borrower shall pay interest on the unpaid principal amount of Prime Rate Loans outstanding from time to time from the date thereof until paid at the Derived Prime Rate from time to time in effect. Interest on such Prime Rate Loans shall be payable, commencing October 3, 2003, and on the third day of each succeeding month thereafter and at the maturity thereof.

          Borrower shall pay interest on the unpaid principal amount of each LIBOR Loan outstanding from time to time, from the date thereof until paid, at the Derived LIBOR Rate, fixed in advance for each Interest Period (but subject to changes in the Applicable Margin) as herein provided for each such Interest Period. Interest on such LIBOR Loans shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period exceeds one (1) month, the interest must be paid every month, commencing one (1) month from the beginning of such Interest Period).

                      Amendment No. 8 to Credit Agreement

     3.3 Amendment to Section 2.1B. The first sentence of Section 2.1B is amended in its entirety to read as follows:

          Subject to the terms and conditions of this Agreement, during the Commitment Period, Agent shall make a Swing Loan or Swing Loans to Borrower in such amount or amounts as Borrower may from time to time request; provided, that Agent shall not make any Swing Loan under the Swing Line if, after giving effect thereto, (a) the Revolving Credit Exposure would exceed the Total Availability Amount, or (b) the aggregate outstanding principal amount of all Swing Loans would exceed the Swing Line Commitment. . . . .

     3.4  Amendment to Section 2.1C.

     (a) The second sentence of Section 2.1C is amended in its entirety to read as follows:

     . . . Borrower shall not request any Letter of Credit (and neither Agent nor any Fronting Bank shall be obligated to issue any Letter of Credit) if, after giving effect thereto, (a) the Letter of Credit Exposure would exceed the Letter of Credit Commitment, or (b) the Revolving Credit Exposure would exceed the Total Availability Amount. . . . .

     (b) The third paragraph of Section 2.1C is amended through clause (a)(i) thereof to read as follows:

          In respect of each Letter of Credit and the drafts thereunder, if any, whether issued for the account of Borrower or a Pledgor, Borrower agrees
     (a) to pay to Agent, for the pro rata benefit of the Banks, a non-refundable commission based upon the face amount of the Letter of Credit, which shall be paid monthly in arrears, at a rate per annum equal to (i) the then current Applicable Margin for LIBOR Loans (i.e. the Applicable Margin for LIBOR Loans in effect on the date such Letter of Credit is issued and, as to each monthly payment thereafter, the Applicable Margin for LIBOR Loans in effect on the date of such monthly payment), times (ii) . . . .

     3.5 Amendment to Section 2.5. Section 2.5 is amended by restating subparagraph (a) thereof in its entirety as follows, and by adding new subparagraphs (d), (e) and (f) thereto to read as follows:

          (a) Borrower shall pay to Agent, for the ratable account of the Banks, as a consideration for the Commitment hereunder, a commitment fee from the Amendment No. 8 Closing Date to and including the last day of the Commitment Period, payable monthly, equal to (i) the Applicable Commitment Fee Rate in effect on the payment date, times (ii) (A) the Total Commitment Amount, less (B) the average daily Revolving Credit Exposure during such month. The commitment fee shall be payable, in arrears, on September 30, 2003, and on the last day of each month thereafter, and on the last day of the Commitment Period.

                      Amendment No. 8 to Credit Agreement

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          (d) Borrower shall pay to Agent on the Amendment No. 8 Closing Date, for the ratable account of the Banks that approve and execute Amendment No. 8, an amendment fee equal to 100 basis points multiplied by the Total Commitment Amount as of such date (the "Amendment No. 8 Fee").

          (e) Borrower shall pay to Agent, for its sole account and benefit, all fees set forth in the Amendment No. 8 Agent Fee Letter.

          (f) Borrower shall pay to the Agent, for the ratable account of the Banks, all fees describe on Schedule 2.5(f) attached hereto and by reference made a part hereof.

     3.6 Amendment to Section 2.6. Section 2.6 is amended by adding a new sentence at the end thereof to read as follows:

     . . . Notwithstanding any other provision of this Agreement or any of the Loan Documents, from and after the date of any Event of Default, interest shall be payable monthly on the last day of each month or, at the election of Agent (which election shall be communicated in writing to Borrower), at such more frequent intervals as Agent shall in its sole discretion require.

     3.7 Amendment to Section 2.7 Section 2.7 of the Credit Agreement shall be amended in its entirety to read as follows:

          SECTION 2.7. MANDATORY PAYMENT; MANDATORY REDUCTION OF COMMITMENT.

               (a) MANDATORY PAYMENT. If the Revolving Credit Exposure at any time exceeds the Total Availability Amount, Borrower shall, as promptly as practicable, but in no event later than the next Business Day, prepay an aggregate principal amount of the Revolving Loans sufficient to bring the aggregate outstanding principal amount of all such Loans and the aggregate undrawn face amount of all issued and outstanding Letters of Credit within the Total Availability Amount. Any prepayment of a LIBOR Loan pursuant to this Section 2.7(a) shall be subject to the prepayment breakage fees set forth in Section 2.4 hereof.

               (b) MANDATORY APPLICATION OF NET PROCEEDS; RESULTING MANDATORY REDUCTION IN REVOLVING CREDIT COMMITMENTS AND TERM LOANS.

                    (i) APPLICATION OF NET PROCEEDS. From and after the
               Amendment No. 8 Closing Date, Borrower shall apply all Net Proceeds therein relating to Borrower or any of the Companies (including without limitation all Net Proceeds from Permitted Asset Dispositions) promptly upon receipt thereof to Term Loans under the Loan Agreement and Revolving Loans hereunder outstanding at the time of such receipt with such applications of Net Proceeds being applied among the Banks and the Loan Agreement Banks as set forth in further detail in the Intercreditor

                      Amendment No. 8 to Credit Agreement

               Agreement and the Dominion of Funds Agreement; provided, however, that nothing in this Subsection or in the definition of "Net Proceeds" shall constitute authorization not otherwise permitted by this Agreement for Borrower or any Subsidiary thereof to enter into any transaction that would generate Net Proceeds.

                    (II) EFFECT OF APPLICATION OF NET PROCEEDS OF PERMITTED
               ASSET DISPOSITIONS AS COMMITMENT REDUCTION. Each application of Net Proceeds of Permitted Asset Dispositions with respect to Revolving Loans shall constitute not only a reduction in such Revolving Loans but also a permanent reduction in the amount of the Revolving Credit Commitment (and the Total Commitment Amount) of the Banks hereunder, provided, however, that (A) the first $20,000,000 of Net Proceeds from Permitted Asset Dispositions occurring after the Amendment No. 8 Closing Date applied to Revolving Loans shall not constitute a permanent reduction in the amount of the Revolving Credit Commitment (or the Total Commitment Amount), but shall instead increase the Special Availability Reserve Amount under (and subject to) clause (a) of the definition of Special Availability Reserve Amount, and (B) in no event will the aggregate amount of permanent reductions to the amount of the Revolving Credit Commitment (and the Total Commitment Amount) due solely to the application of Net Proceeds of Permitted Asset Dispositions to Revolving Loans result in a Total Commitment Amount that is below Seventy-Five Million Dollars ($75,000,000), and any remaining Net Proceeds from Permitted Asset Dispositions after application to Revolving Loans and permanent reductions to the Revolving Credit Commitment (and the Total Commitment Amount) shall increase the Reserve Amount under (and subject to) clause (e) of the definition of Reserve Amount. Each application of Net Proceeds of Permitted Asset Dispositions with respect to Term Loans required by this Section
               2.7 shall constitute not only a reduction in such Term Loans but also a permanent reduction in the amount of the applicable Term Loan Commitment of the Loan Agreement Banks under the Loan Agreement. Amounts applied with respect to Term Loans under the Loan Agreement may not be reborrowed.

     3.8 Amendment to Section 5.3. Section 5.3 is amended by deleting the word "and" at the end of subparagraph (g), replacing the period at the end of subparagraph (h) with a semicolon, and adding a new subparagraph (i) thereto immediately following subparagraph (h), to read as follows:

          (i) by no later than Wednesday of each week, a 13-week rolling cash flow forecast, compared to Borrower's most current plan then submitted to the Agent, in form and with content and detail satisfactory to the Agent.

                      Amendment No. 8 to Credit Agreement

     3.9 Amendment to Sections 5.7, 5.7A and 5.7B. Sections 5.7, 5.7A and 5.7B of the Agreement shall be deleted and replaced by the following new Section 5.7:

     SECTION 5.7 FINANCIAL COVENANTS

          (a) LEVERAGE RATIO. The Companies shall not suffer or permit at any time the Leverage Ratio to exceed: (i) 9.55 to 1.00 at the end of any fiscal quarter ending during the period of July 1, 2003 through September 30, 2003, (ii) 9.30 to 1.00 at the end of any fiscal quarter ending during the period of October 1, 2003 through December 31, 2003, (iii) 9.40 to 1.00 at the end of any fiscal quarter ending during the period of January 1, 2004 through March 31, 2004, (iv) 8.95 to 1.00 at the end of any fiscal quarter ending during the period of April 1, 2004 through June 30, 2004,
     (v) 8.25 to 1.00 at the end of any fiscal quarter ending during the period of July 1, 2004 through September 30, 2004, and (vi) 7.60 to 1.00 at the end of any fiscal quarter ending during the period of October 1, 2004 and thereafter.

          (b) SENIOR SECURED DEBT RATIO. The Companies shall not suffer or permit at any time the ratio of: (x) Total Senior Funded Indebtedness to the extent such Indebtedness is a secured obligation (but, excluding for purposes hereof, the Indebtedness evidenced by the 2002 Senior Secured Fund Notes) to (y) Consolidated Pro-Forma EBITDA to be greater than: (i) 5.70 to
     1.00 at the end of any fiscal quarter ending during the period of July 1, 2003 through September 30, 2003, (ii) 5.45 to 1.00 at the end of any fiscal quarter ending during the period of October 1, 2003 through December 31, 2003, (iii) 5.65 to 1.00 at the end of any fiscal quarter ending during the period of January 1, 2004 through March 31, 2004, (iv) 5.50 to 1.00 at the end of any fiscal quarter ending during the period of April 1, 2004 through June 30, 2004, (v) 4.95 to 1.00 at the end of any fiscal quarter ending during the period of July 1, 2004 through September 30, 2004, and (vi) 4.45 to 1.00 at the end of any fiscal quarter ending during the period of October 1, 2004 and thereafter, in each case, based upon the financial statements of the Companies for the most recently completed four (4) fiscal quarters.

          (c) INTEREST COVERAGE. The Companies shall not suffer or permit at any time the ratio of: (x) Consolidated Pro-Forma EBITDA to (y) Consolidated Pro-Forma Interest Expense (less non cash amortized financing and FAS 133 costs to the extent included in Consolidated Pro-Forma Interest Expense in accordance with GAAP) to be less than: (i) 1.04 to 1.00 at the end of any fiscal quarter ending during the period of July 1, 2003 through September 30, 2003, (ii) 1.03 to 1.00 at the end of any fiscal quarter ending during the period of October 1, 2003 through December 31, 2003, (iii) 1.08 to 1.00 at the end of any fiscal quarter ending during the period of January 1, 2004 through March 31, 2004, (iv) 1.18 to 1.00 at the end of any fiscal quarter ending during the period of April 1, 2004 through June 30, 2004,
     (v) 1.26 to 1.00 at the end of any fiscal quarter ending during the period of July 1, 2004 through September 30, 2004, and (vi) 1.34 to 1.00 at the end of any fiscal quarter ending during the period of October 1, 2004 and thereafter, in each case, based upon the financial statements of the Companies for the most recently completed four (4) fiscal quarters.

                      Amendment No. 8 to Credit Agreement

          (d) CASH-FLOW COVERAGE. The Companies shall not suffer or permit at any time the ratio of: (x) Consolidated Pro-Forma Cash Flow to (y) Consolidated Pro-Forma Fixed Charges (excluding from Pro-Forma Fixed Charges for purposes of calculating compliance with this covenant, amounts payable with respect to the Revolving Loans and the Term Loans (as defined in the Loan Agreement) to be less than: (i) 0.52 to 1.00 at the end of any fiscal quarter ending during the period of July 1, 2003 through September 30, 2003, (ii) 0.56 to 1.00 at the end of any fiscal quarter ending during the period of October 1, 2003 through December 31, 2003, (iii) 0.57 to 1.00 at the end of any fiscal quarter ending during the period of January 1, 2004 through March 31, 2004, (iv) 0.67 to 1.00 at the end of any fiscal quarter ending during the period of April 1, 2004 through June 30, 2004,
     (v) 0.76 to 1.00 at the end of any fiscal quarter ending during the period of July 1, 2004 through September 30, 2004, and (vi) 0.81 to 1.00 at the end of any fiscal quarter ending during the period of October 1, 2004 and thereafter, in each case, based upon the financial statements of the Companies for the most recently completed four (4) fiscal quarters.

          (e) NET WORTH. The Companies shall not suffer or permit Consolidated Net Worth at any time, based upon the Consolidated financial statements of the Companies for the most recently completed fiscal quarter, to fall below the current minimum amount required, which current minimum amount required shall be: (i) as of September 30, 2003, an amount equal to $83,500,000,
     (ii) as of December 31, 2003, an amount equal to $75,000,000, (iii) as of March 31, 2004, an amount equal to $67,500,000, (iv) as of June 30, 2004, an amount equal to $66,000,000, (v) as of September 30, 2004, an amount equal to $66,000,000, and (vi) as of December 31, 2004 and thereafter, an amount equal to $57,500,000; provided, however, in each case, that (i) any non-cash impact to Consolidated Net Worth related to FAS 142 shall be excluded in calculating Borrower's compliance with this covenant and (ii) any potential non-cash impact associated with the extinguishment of Indebtedness (as a result of Amendment No. 8 and that certain Waiver and Amendment No. 2 to Note Purchase Agreement, dated as of the Amendment No. 8 Closing Date) as indicated pursuant to EITF 96.19/SFAS 140 shall likewise be excluded in calculating Borrower's compliance with this covenant.

          (f) MINIMUM CONSOLIDATED PRO-FORMA EBITDA. The Companies shall not suffer or permit at any time Consolidated Pro-Forma EBITDA to be less than
     (i) $47,000,000 at the end of any fiscal quarter ending during the period of June 30, 2003 through September 30, 2003, (ii) $47,000,000 at the end of any fiscal quarter ending during the period of October 1, 2003 through December 31, 2003, (iii) $48,500,000 at the end of any fiscal quarter ending during the period of January 1, 2004 through March 31, 2004, (iv) $53,000,000 at the end of any fiscal quarter ending during the period of April 1, 2004 through June 30, 2004, (v) $56,500,000 at the end of any fiscal quarter ending during the period of July 1, 2004 through September 30, 2004, and (vi) $58,500,000 at the end of any fiscal quarter ending during the period of October 1, 2004 and thereafter, in each case, based upon the financial statements of the Companies for the most recently completed four (4) fiscal quarters.

                      Amendment No. 8 to Credit Agreement

          (g) CAPITAL EXPENDITURES. Borrower and its Subsidiaries shall not invest in Consolidated Capital Expenditures in an aggregate amount exceeding $23,500,000 in any fiscal year.

          (h) ADJUSTMENTS TO FINANCIAL COVENANTS DUE TO PERMITTED ASSET DISPOSITIONS. Attached hereto as Schedule 5.7(h) are quarterly projections for fiscal years 2003 and 2004 for each of the Borrower's businesses identified in Item 1 of Schedule 5.12(e) hereto. The Companies and the Agent acknowledge that adjustments to financial covenants due to Permitted Asset Dispositions will be negotiated in good faith based upon the information contained in Schedule 5.7(h).

     3.10 Amendment to Section 5.12(e). Section 5.12(e) is amended in its entirety to read as follows:

          (e) in addition to any assets permitted to be disposed of pursuant to subpart (d) above, the Companies may consummate the asset sales described on Schedule 5.12(e) attached hereto and by reference made a part hereof (collectively, the "Permitted Asset Dispositions").

     3.11 Amendment to Section 5.17. The final proviso to Section 5.17 is amended to read as follows:

          . . . ; provided, further, however that, so long as no Event of Default exists or immediately thereafter shall begin to exist, Borrower may use any portion of the proceeds to make scheduled interest payments (including all amounts required to be paid under the Indenture with respect to the missed interest payment due August 1, 2003 and the interest payment due February 1, 2004 should that payment be missed) with respect to such Indebtedness to the extent not restricted by Section 5.21.

     3.12 Amendment to Section 5.18. Section 5.18 is amended in its entirety to read as follows:

          SECTION 5.18. [RESERVED].

     3.13 Amendment to Section 5.21. Section 5.21 is amended by adding the following phrase at the end of the first sentence and a new sentence at the end thereof:

     . . . (including all amounts required to be paid under the Indenture with respect to the missed interest payment due August 1, 2003 and the interest payment due February 1, 2004 should that payment be missed). In addition, with respect to all Indebtedness other than Subordinated Indebtedness and the 2002 Senior Secured Funds Notes (including without limitation any earn-out or similar arrangements), no Company shall repurchase or make any optional prepayment or optional redemption or exercise any right of defeasance or covenant defeasance or similar right.

                      Amendment No. 8 to Credit Agreement

     3.14 Amendment to Section 5.27. Section 5.27 is amended in its entirety to read as follows:

          SECTION 5.27. [RESERVED].

     3.15 Amendment to Section 5.34. Section 5.34 is amended in its entirety to read as follows:

          SECTION 5.34. INFORMATION REGARDING ASSET DISPOSITIONS. Borrower shall furnish to Agent true and complete copies, as soon as they become available, of each of the following in connection with any proposed sale of any of the Companies' assets (including without limitation all Permitted Asset Dispositions): (a) each final offering memorandum generated with respect thereto; (b) all preliminary indications of interest received with respect thereto; (c) all management presentations in connection therewith;
     (d) draft and final term sheets discussed or negotiated with prospective buyers, (e) draft and execution copies of all purchase documentation; and
     (f) copies of all applicable financing commitments; provided, however, that items (b) (c), (d) and (e) shall be held in strict confidence by the Agent, to be shared by the Agent with its attorneys, financial advisors and with the Banks only pursuant to reasonable confidentiality restrictions.

     3.16 Amendment to Article V. Article V is amended by adding the following new Sections 5.35, 5.36 and 5.37 thereto:

          SECTION 5.35. MICHIGAN MLO MINERAL LEASE. Borrower will use its best efforts to obtain the consent of the lessors under each lease to a leasehold mortgage granted by Borrower (and/or any other appropriate Obligors(s)) in favor of the Agent with respect to Borrower's interests under such leases (for purposes hereof, "best efforts" shall not include requiring the Borrower to renegotiate the lease if such negotiation would cause a material change in the operations of the leased property or a material adverse effect on Borrower's financial condition). Without limiting the generality of the foregoing, (a) Borrower will permit the Agent to participate in the Borrower's negotiations with said lessors with respect thereto and to be present at such meetings with said lessors and its representatives as the Agent shall; reasonably request, and (b) Borrower will present said lessors with (i) the draft leasehold mortgage and consent documents attached hereto as Exhibit M, and (ii) such legal analyses as Borrower shall have obtained with respect to the effectiveness of prohibitions on leasehold mortgages. On or prior to the Amendment No. 8 Closing Date, Borrower (and/or any other appropriate Obligor(s)) will execute and deliver to Agent a Future Advance Mortgage and Rents and Fixture Filing or Leasehold Proceeds, substantially in the form attached hereto as Exhibit L (the "Michigan MLO Leasehold Mortgage") with respect to each of the leases described on Schedule 5.35 attached hereto; provided, however, that Agent shall not be permitted to file such Mortgages of record without the prior written consent of Borrower which consent may not be given pursuant to the exercise of any power of attorney on the Borrower's behalf.

                      Amendment No. 8 to Credit Agreement

          SECTION 5.36. LEGACY COSTS. Borrower and its legal and financial advisors will: (a) engage in detailed consultations with the Agent and its legal and financial advisors with respect to developing appropriate cost savings measures relating to the Companies' early retirement provisions of their pension plans and post-retirement medical benefits, and (b) undertake all appropriate cost savings measures on a timely basis unless Borrower reasonably demonstrates that implementation of such measures will result in materially adverse consequences to the Companies' business, operations or human resource situation.

          SECTION 5.37. LOCKBOXES; CASH MANAGEMENT SYSTEMS. The Companies will establish within 14 days following the Amendment No. 8 Closing Date, and thereafter maintain such lockboxes and accounts, and shall execute and deliver such blocked account agreements, deposit account control agreements and other agreements and documents as the Agent shall require to ensure that Agent has dominion of funds and a continuing first-priority security interest in and lien on all of each Company's Collections and Remittances (as each such term is defined in the Security Agreements) and all proceeds thereof and of other Collateral and all cash. Within fourteen (14) days after the Amendment No. 8 Closing Date, the Companies will send to each of their Account Debtors (as defined in the Security Agreements) a notice directing such Account Debtors to remit all Collections and Remittances to the appropriate lockbox (copies of which notices shall be provided to Agent upon request).

     3.17 Amendment to Section 7.2. Section 7.2 is amended to add therein references to "5.34," "5.35," "5.36" and "5.37" after the reference to "5.21."

     3.18 Amendment to Article VII. Article VII is amended by adding new Sections 7.16 and 7.17 thereto to read as follows:

          SECTION 7.16. NET PROCEEDS FROM PERMITTED ASSET DISPOSITIONS. If the Companies shall fail to deliver to the Agent and the Loan Agreement Agent, by no later than February 25, 2004, aggregate Net Proceeds from Permitted Asset Dispositions occurring after the Amendment No. 8 Closing Date in an aggregate amount of at least One Hundred Million Dollars ($100,000,000) for application to the Debt and the Indebtedness under the Loan Agreement in accordance with the terms of this Agreement, the Loan Agreement, the Intercreditor Agreement and the Dominion of Funds Agreement.

          SECTION 7.17. LIMITED EXCLUSION FROM EVENTS OF DEFAULT. Notwithstanding any other provision of this Agreement or any of the Loan Documents, an Event of Default (or an event that with the lapse of time would become an Event of Default) under the Indenture arising solely from Borrower's failure to make the interest payment due under the Indenture on August 1, 2003 or February 1, 2004, shall not constitute an Event of Default under this Agreement so long as all of the following conditions continue to be met: (i) with respect to the interest payment due on February 1, 2004, a reserve has been imposed by the Agent under clause (c) of the definition of Reserve Amount and remains in effect (except that this condition shall not be deemed to have failed if (A) such reserve is released in order to permit Borrower to make such interest payment, (B) such interest payment is in fact made by Borrower on the same day

                      Amendment No. 8 to Credit Agreement
     as the release of such reserve, and (C) any such Event of Default (or event that with the lapse of time would become an Event of Default) under the Indenture is permanently waived in accordance with the provisions of the Indenture effective upon such payment by Borrower), (ii) the Indebtedness under the Indenture has not been accelerated, (iii) neither the trustee under the Indenture nor any of the holders thereunder have taken any action to enforce any rights and remedies under the Indenture or any documents relating thereto, and (iv) no Default or Event of Default (each as defined in the Note Purchase Agreement) shall have occurred or be continuing with respect to Borrower's failure to make such payment.

4.   REPRESENTATIONS AND WARRANTIES.

     Borrower hereby represents and warrants as follows:

     4.1 The Agreement and Amendment. This Agreement and Amendment has been duly and validly executed by an authorized executive officer of Borrower and constitutes the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms. The execution, delivery, and performance of this Agreement and Amendment, the Credit Agreement (as amended hereby), and the other Loan Documents to which Borrower is a party are within Borrower's corporate powers, have been duly authorized, and are not in contravention of law or the terms of Borrower's Certificate of Incorporation or By-Laws or any indenture (including the Indenture) or other document or instrument evidencing borrowed money or any other agreement or undertaking to which Borrower is a party or by which it or its property is bound.

     4.2 Claims and Defenses; Waiver and Release. As of the date of this Agreement and Amendment, neither Borrower nor any of the Companies has any defenses, claims, counterclaims or setoffs with respect to the Credit Agreement, the Loan Documents or any obligations thereunder or with respect to any actions of Agent, the Syndication Agent, the Documentation Agent, the Banks or any of their respective affiliates, officers, directors, shareholders, employees, agents or attorneys, and Borrower irrevocably and absolutely waives any such defenses, claims, counterclaims and setoffs and releases Agent, the Syndication Agent, the Documentation Agent, the Banks, and each of their respective affiliates, officers, directors, shareholders, employees, agents and attorneys, from the same.

     4.3 Credit Agreement; Status of Credit Agreement. The Credit Agreement, as amended by this Agreement and Amendment, remains in full force and effect and remains the valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms except as expressly limited hereby. As of the date of this Agreement and Amendment, the representations and warranties of Borrower set forth in the Credit Agreement as amended hereby are true and correct in all material respects with the same force and effect as if made on and as of such date except to the extent that any thereof expressly relate to an earlier date.

     4.4 Nonwaiver. The execution, delivery, performance and effectiveness of this Agreement and Amendment shall not, except as provided in Section 6 of this Agreement and Amendment, operate as, be deemed to be, or be construed to be a waiver: (i) of any right, power or remedy of Agent, the Syndication Agent, the Documentation Agent, or any Bank under the

                      Amendment No. 8 to Credit Agreement

Credit Agreement or (ii) of any term, provision, representation, warranty or covenant contained in the Credit Agreement or any other documentation executed in connection therewith. Further, except as provided in Section 6 of this Agreement and Amendment, none of the provisions of this Agreement and Amendment shall constitute, be deemed to be or construed to be: (i) a waiver of any Event of Default under the Credit Agreement as previously amended and as further amended by this Agreement and Amendment or (ii) a revocation of any prior written waivers of any Events of Default thereunder.

     4.5 Reference to and Effect on the Credit Agreement. Upon the effectiveness of this Agreement and Amendment, each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import shall mean and be a reference to the Credit Agreement, as previously amended and as further amended hereby, and each reference to the Credit Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement, as previously amended and as further amended hereby.

5.   CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS AGREEMENT AND AMENDMENT.

     This Agreement and Amendment shall become effective as of the time (the "Effective Date") on which each of the following conditions precedent shall have been fulfilled (provided, however, that, at the election of the Agent, exercised at any time, this Agreement and Amendment will be effective notwithstanding the failure of Borrower to satisfy one or more of such conditions precedent):

     5.1 Waiver and Amendment No. 8 to Credit Agreement. Agent shall have received from Borrower and Banks constituting Majority Banks (as determined by the Agent) an original counterpart of this Agreement and Amendment, executed and delivered by a duly authorized officer of Borrower and each such Bank, as the case may be.

     5.2 Waiver and Amendment No. 8 to Loan Agreement. Agent shall have received from Borrower and the Loan Agreement Banks constituting Majority Banks under the Loan Agreement an original counterpart of the Waiver and Amendment No. 8 to Loan Agreement, in form and substance acceptable to Agent, executed and delivered by a duly authorized officer of Borrower and each such Loan Agreement Bank, as the case may be.

     5.3 Acknowledgment of Guarantors. Agent shall have received the Acknowledgment of Guarantors, attached hereto, executed and delivered by a duly authorized officer of each of the Guarantors.

     5.4 Dominion of Funds Agreement. Agent shall have received the Dominion of Funds Agreement, executed and delivered by a duly authorized officer of each party thereto.

     5.5 Waiver of 2002 Senior Secured Fund Notes Defaults and Amendment to Note Purchase Agreement. Agent shall have received written evidence, in form and substance satisfactory to Agent, that (a) the Borrower has obtained a waiver of any Events of Default under the 2002 Senior Secured Fund Notes, and (b) the Note Purchase Agreement and any appropriate

                      Amendment No. 8 to Credit Agreement
documents executed in connection therewith have been amended to reflect the changes required by the Agent in connection with this Agreement and Amendment.

     5.6 Waiver of National City and U.S. Bank Defaults. Agent shall have received written evidence, in form and substance satisfactory to Agent, that the Borrower has obtained a waiver of any Events of Default (to the extent such exist) under the Companies' credit facilities with National City Bank and U.S. Bank National Association.

     5.7 Michigan MLO Leasehold Proceeds Mortgage. Agent shall have received the Michigan MLO Leasehold Proceeds Mortgage, executed and delivered by a duly authorized officer of each party thereto.

     5.8 Forecasts and Budgets. The Borrower shall have furnished to Agent a revised cash budget, prepared on a monthly basis for such period as the Agent shall require, reflecting such information as is required by the Agent and the Banks consistent with customary credit practices.

     5.9 Investment Bank Engagement Letters. The Borrower shall have furnished to the Agent copies of the Harris Williams and Cobblestone investment bank engagement letters with the Borrower covering the sale of assets (including without limitation the Permitted Asset Dispositions).

     5.10 Noteholder Intercreditor Agreement. The Noteholder Intercreditor Agreement shall have been supplemented to make certain clarifications in form and substance reasonably satisfactory to the Agent.

     5.11 Noteholder and Loan Agreement Agent Tri-Party Agreement. The Agent, the Loan Agreement Agent, the Noteholders and the Borrower will execute an undertaking with respect to the sale of the business identified in Item 1(A) of
Schedule 5.12(e) hereto, pursuant to which, conditioned only upon the receipt by the Borrower of a fairness opinion from Harris Williams with respect to such sale (which the Borrower shall agree to request in connection with such sale):
(i) the Borrower will consummate such sale and (ii) Banks, Loan Agreement Banks and the Noteholders (and/or the respective agents thereof, as appropriate) will release all security interests and liens in the assets of such business in connection with the consummation of such sale. Such tri-party agreement (the "Tri-Party Agreement") shall not limit the requirement under the Credit Agreement that Borrower deliver not less than $100 Million from sales of the Permitted Asset Dispositions or the Banks' remedies for failure of the Borrower to meet such requirement.

     5.12 Opinions. The Agent shall have received appropriate and customary opinions relating the transactions contemplated hereby and such other matters as are deemed appropriate by Agent and its counsel.

     5.13 Fees; Legal Expenses to Date. Agent shall have received the Amendment No. 8 Fee and all fees set forth in the Amendment No. 8 Agent Fee Letter. In addition, the Agent shall have received payment of all currently outstanding expenses of Agent, including, without limitation, the outstanding fees and expenses of counsel to Agent incurred in connection with the

                      Amendment No. 8 to Credit Agreement
matters contemplated hereby or undertaken to date in connection with the Credit Agreement and Loan Agreement.

     5.14 Other Deliveries. Agent shall have received from Borrower such other agreements as Agent may reasonably request in connection with this Agreement and Amendment, each in form and substance acceptable to Agent, executed and delivered by a duly authorized officer of Borrower.

6.   AGREEMENT TO WAIVE.

     Notwithstanding the occurrence or continuation of the Designated Events of Default, subject to satisfaction of the conditions precedent set forth in
Section 5 hereof, the Designated Events of Default are hereby waived in accordance with the Credit Agreement from and after the date of occurrence thereof, and the Banks and the Agent waive any right to exercise rights or remedies under the Credit Agreement and the other Loan Documents as a result of the occurrence of such Designated Events of Default. Nothing contained in this Agreement and Amendment shall prejudice any rights or remedies the Banks or the Agent may have, or the right of the Banks and the Agent to exercise any such rights and remedies at any time with respect to Events of Default (whether now existing or hereafter occurring) other than the Designated Events of Default. The Borrower acknowledges and agrees that the foregoing waiver shall not affect the continued legality, validity and binding effect of the Credit Agreement in its entirety (as amended hereby), and, except with respect to such waiver, the Credit Agreement continues to be fully enforceable.

7.   MISCELLANEOUS.

     7.1 Governing Law. This Agreement and Amendment has been delivered and accepted at and shall be deemed to have been made at Cleveland, Ohio. This Agreement and Amendment shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of Ohio, without regard to principles of conflict of law, and all other laws of mandatory application.

     7.2 Severability. Each provision of this Agreement and Amendment shall be interpreted in such manner as to be valid under applicable law, but if any provision hereof shall be invalid under applicable law, such provision shall be ineffective to the extent of such invalidity, without invalidating the remainder of such provision or the remaining provisions hereof.

     7.3 Counterparts. This Agreement and Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute but one and the same agreement.

     7.4 Agent Authorization. By executing this Agreement and Amendment, the Majority Banks hereby authorize the Agent on behalf of and for the benefit of the Lenders to enter into the Tri-Party Agreement and the Dominion of Funds Agreement.

                           [Signature Page to Follow]

                      Amendment No. 8 to Credit Agreement

     IN WITNESS WHEREOF, Borrower has caused this Waiver and Amendment No. 8 to Credit Agreement to be duly executed and delivered by its duly authorized officer as of the date first above written.

Address:   North Point Tower             OGLEBAY NORTON COMPANY
           1001 Lakeside Avenue,
           15th floor
           Cleveland, Ohio  44114-1151   By:
           Attention:  Treasurer            ------------------------------------
                                         Name: Julie A. Boland
                                         Title: Chief Financial Officer

Address:   Key Center                    KEYBANK NATIONAL ASSOCIATION,
           127 Public Square             as a Bank and as Agent
           Cleveland, Ohio  44114-1306
           Attention:  Large Corporate
           Banking Division              By:
                                            ------------------------------------
                                         Name: Arthur E. Cutler
                                         Title: Senior Vice President

                      Amendment No. 8 to Credit Agreement

     Signature Page to Amendment No. 8 to Credit Agreement (Revolving Loans)


                                         ---------------------------------------
Address:                                      (print complete name of Bank)
           ---------------------------

           ---------------------------   By:
                                            ------------------------------------
           ---------------------------   Name:
                                              ----------------------------------
           ---------------------------   Title:
                                               ---------------------------------

Phone:
           ---------------------------
Fax:
           ---------------------------
Email:
           ---------------------------

Revolving Credit Commitment as of September 11, 2003:   $
                                                         -------------------

Aggregate Amount Outstanding as of September 11, 2003:  $
                                                         -------------------

                      Amendment No. 8 to Credit Agreement

                          ACKNOWLEDGMENT OF GUARANTORS

     Each of the undersigned consents and agrees to and acknowledges the terms of the foregoing Waiver and Amendment No. 8 to Credit Agreement as of the date first above written. Each of the undersigned further agrees that the obligations of each of the undersigned pursuant to the Guaranty of Payment, the Security Agreement and any other Loan Document to which any of the undersigned is a party shall remain in full force and effect and be unaffected hereby. As of the Amendment No. 8 Closing Date, none of the undersigned has any defenses, claims, counterclaims or setoffs with respect to the Credit Agreement, the Loan Documents or any obligations thereunder or with respect to any actions of Agent, the Syndication Agent, the Documentation Agent, the Banks or any of their respective officers, directors, shareholders, employees, agents or attorneys, and each of the undersigned irrevocably and absolutely waives any such defenses, claims, counterclaims and setoffs and releases Agent, the Syndication Agent, the Documentation Agent, the Banks, and each of their respective officers, directors, shareholders, employees, agents and attorneys, from the same.

                               ONCO Investment Company
                               Oglebay Norton Management Company
                               Oglebay Norton Industrial Sands, Inc.
                               Oglebay Norton Terminals, Inc.
                               Oglebay Norton Engineered Materials, Inc.
                               Michigan Limestone Operations, Inc.
                               Global Stone Corporation (successor by merger to
                                  Oglebay Norton Acquisition Company)
                               Global Stone Tenn Lutrell Company
                               Global Stone Chemstone Corporation
                               Global Stone St. Clair, Inc.
                               Global Stone Management Company
                               Global Stone Filler Products Company
                               Global Stone James River, Inc.
                               GS PC, Inc.
                               Oglebay Norton Minerals, Inc.
                               Oglebay Norton Specialty Minerals, Inc.
                               ON Coast Petroleum Company
                               ON Marine Services Company
                               ONCO WVA, Inc.
                               ONTEX, Inc.
                               Saginaw Mining Company
                               Erie Navigation Company
                               Erie Sand and Gravel Company
                               Erie Sand Steamship Co.
                               Mountfort Terminal, Ltd.
                               Serve-All Concrete, Inc.
                               S & J Trucking, Inc.


                               By:
                                   ---------------------------------------------
                                   Julie A.  Boland             of each of the
                                                    -----------
                                   companies listed above.

                      Amendment No. 8 to Credit Agreement

                               Texas Mining, LP, by its General Partner
                               ONTEX, Inc.


                                    By:
                                        ----------------------------------------
                                        Julie A. Boland

                               Global Stone PenRoc, LP, by its General Partner, GS PC, Inc,.


                                    By:
                                        ----------------------------------------
                                        Julie A. Boland,

                               Oglebay  Norton  Marine  Services  Company,
                               L.L.C., by  its Member ON Marine Services Company


                                    By:
                                        ----------------------------------------
                                        Julie A. Boland

                               Oglebay Norton Marine Management Company, LLC. by its member Oglebay Norton Marine Services Company, L.L.C.


                                    By:
                                        ----------------------------------------
                                        Julie A. Boland

                               Global Stone Portage, LLC by its member


                                    By:
                                        ----------------------------------------
                                        Julie A. Boland

                                                                             I-4
                      Amendment No. 8 to Credit Agreement